Exhibit 10.3

Execution Version

March 3, 2026

Re:      Letter Agreement

Dear Jared Vitemb:

You previously entered into a Second Amended and Restated Severance Agreement (the “Severance Agreement”) with Farmer Bros. Co. (the “Company”), dated August 12, 2025, pursuant to which you are eligible to receive certain payments subject to the terms set forth in the Severance Agreement.

In addition, you are a party to restricted stock unit award agreements pursuant to the Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan (the “Award Agreements”). Capitalized terms used herein but not otherwise defined herein will have their respective meanings as set forth in the Severance Agreement or the respective Award Agreement.

1.	Severance Agreement and Award Agreements

You and the Company hereby agreed that upon closing of the transaction contemplated by the letter of intent dated January 26, 2026, between the Company and Royal Cup, Inc. and Braemont Capital you will have Good Reason to terminate your employment with the Company. Further, the Company waives any required cure periods in the definition of Good Reason. You and the Company further agree that upon a separation or termination of service by you for Good Reason, you will be entitled to the payments and/or benefits under the Severance Agreement and the Award Agreements.

2.	Non-Compete

As consideration for you executing this Letter Agreement, you agree that during your employment and for a period of one year after termination of employment with the Company you will not, without the prior written consent of the Company’s Board, directly or indirectly engage in any Competitive Activity (as defined below) anywhere in (i) the United States (throughout which the Company engages in business) or (ii) any other location where, as of the date of your termination of employment with the Company, the Company conducts business.

“Competitive Activity” shall mean: (i) engaging in or operating a Competitive Business; (ii) becoming a manager, owner, partner or principal of a Competitive Business; (iii) forming a Competitive Business, or acquiring equity, voting, revenue, income, profit, loss or other economic or financial interest in a Competitive Business; or (iv) becoming employed by, associated with, or providing services to a Competitive Business in any capacity (including, without limitation, as an independent contractor, representative, agent, advisor or director) (A) that is similar to the capacity you were in, where you provide services that are similar to the services you provided, or with responsibilities that are similar to the responsibilities you had, in each case, when you were employed by the Company, (B) in which you have or are reasonably likely to have responsibilities relating to strategic direction (including acquisitions and divestures), planning, or operations, or (C) in which it is reasonably likely that you may, intentionally or inadvertently, use or rely upon any information concerning the Company’s product formulas and processes, information concerning the Company’s business plans and strategies, information concerning Company personnel and vendors, and other non-public proprietary information of the Company. The term “Competitive Activity” shall not be interpreted or applied in a manner to prevent or restrict you from practicing law in accordance with the Texas Rules of Professional Conduct Rule 5.6, as it is the intent of this Section 2 to create certain limitations on your business activities only. For the avoidance of doubt, and without limiting the foregoing, nothing in this Section 2 shall prohibit you from engaging in the private practice of law as a sole practitioner or member of a law firm, irrespective of whether members of a law firm with whom you are affiliated or you, in such capacity, represent businesses that are engaged in the Competitive Business.

“Competitive Business” shall mean a business engaged in coffee roasting and/or the wholesale or distribution of roast, ground or frozen liquid coffee or flavored or unflavored iced or hot teas into the foodservice, hospitality, or convenience store channels or on a private label basis, or the procurement and service of equipment associated with such activities.

Notwithstanding the foregoing, you will be permitted to acquire a passive equity interest in a publicly traded entity involved in such a business; provided that such equity interest acquired is not more than 2% of the outstanding interest in such entity.

By signing this Letter Agreement, you acknowledge and agree that you have received good and valuable consideration for the non-competition covenant set forth in this Section 2, the sufficiency of which is hereby acknowledged, including (i) the benefits provided to you in Section 1 of this Letter Agreement, (ii) your continued employment with the Company, including without limitation, access to and use of confidential and proprietary information and trade secrets of the Company, key information about, and goodwill in, the Company’s business plans and strategies, information concerning Company personnel and vendors, and (iii) other good and valuable consideration. You further acknowledge and agree that your services are of special, unique, and extraordinary value to the Company, and the Company is entrusting you with access to confidential and propriety information and trade secrets of the Company for use during your employment. Accordingly, you agree that your breach of this Section 2 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury may therefore be an inadequate remedy for any such breach. Therefore, you agree that, in the event of any breach or threatened breach of this Section 2, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Letter Agreement, at law or otherwise, to seek to obtain from any court of competent jurisdiction specific performance, injunctive relief, and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violation or threatened violation of this Section 2, or to seek to require you to account for and pay over to the Company all compensation, profits, moneys, accruals, increments, or other benefits derived from or received as a result of any transactions constituting a breach of this Section 2 if and when final judgment of a court of competent jurisdiction is so entered against you. You further agree the post-employment restricted period for the non-competition covenant in this Section 2 shall be extended by the same amount of time that you are in breach of such covenant.

In addition to the remedies described in the paragraph above, you agree that in the event you breach this Section 2, you (A) shall no longer be entitled to, and the Company will no longer be obligated to provide, any remaining unpaid payments and/or benefits that you would otherwise be entitled to under the Severance Agreement (the “Severance Benefits”), and (B) to the extent any portion of the Severance Benefits was paid to you, you shall be required to repay to the Company the portion of the Severance Benefits received by you, net of any taxes, less $1,000.

You agree and acknowledge that the limitations and restrictions set forth in this Section 2 are reasonable in all respects, do not interfere with public interests, will not cause you undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company’s confidential and propriety information and trade secrets, goodwill and legitimate business interests. If, at the time of enforcement of this Section 2, a court or arbitrator holds that the non-competition covenant in this Section 2 is unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable. You further covenant and agree that you shall not seek to challenge the enforceability of this Section 2 against the Company or assert as a defense to any action seeking enforcement of this Section 2 (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by you.

3.     No Guarantee of Employment. For the avoidance of doubt, nothing in this Letter Agreement shall impose any obligation upon the Company to employ you or give rise to any expectation by you of any employment or continued employment or of any such obligation whatsoever. Your employment with the Company remains at-will, meaning that you and the Company may each terminate the employment relationship at any time and for any reason.

4.     Governing Law; Choice of Forum. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any disputes arising out of this Letter Agreement shall be brought in a federal or state court of competent jurisdiction sitting in the State of Delaware. Each party hereto hereby consents to the exclusive jurisdiction of such courts and to service of process in any manner provided under Delaware law. Each party hereto irrevocably waives any objection it may now or hereafter have with respect to the venue of any suit, action or proceeding brought in any such court, and waives any claim that such court is an inconvenient forum, and further agrees that service of process in accordance with the foregoing shall be deemed in every respect effective and valid personal service of process upon such party.

5.     Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Letter Agreement.

Sincerely,

Farmer Bros. Co.

	By:	/s/ John Moore

	Name:	John Moore

	Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED This 3rd day of March, 2026

/s/ Jared Vitemb
Name: Jared Vitemb

[Signature Page to Letter Agreement]